Exhibit 1.2

BTIG, LLC

65 East 55th Street

New York, New York 10022

January 6, 2026

Soren Acquisition Corp.

1000 Brickell Avenue

Ste 715 PMB 5203

Miami, FL 33131

Ladies and Gentlemen:

This is to confirm our agreement (this “Agreement”) whereby Soren Acquisition Corp., a Cayman Islands exempted company (the “Company”), has requested BTIG, LLC (the “Advisor”) to assist it in connection with the Company’s merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-290780) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1. Services and Fees.

(a) The Advisor will, if requested by the Company:

(i)	Hold meetings to discuss the Business Combination and the Target’s attributes with Company shareholders who request such meetings;

(ii)	Attempt to introduce the Company to potential investors who may be interested in purchasing the Company’s securities in connection with the Business Combination;

(iii)	Assist the Company in the preparation of the registration statement or tender offer materials; and

(iv)	Assist the Company with relevant financial analysis, presentations, press releases and filings related to the Business Combination.

(b) As compensation for the foregoing services, the Company will pay the Advisor a cash fee equal to 4.0% of the gross proceeds received by the Company in the IPO (the “Fee”). The Fee shall be payable as follows: (i) 1.0% of the gross proceeds received by the Company in the IPO shall be payable in cash ($2,200,000, or up to $2,530,000 if the underwriters’ over-allotment option is exercised in full), and (ii) 3.0% of the gross proceeds received by the Company in the IPO shall be payable in cash based on the funds remaining in the Trust Account (as defined below) after giving effect to the redemption of the Company’s public shares in connection with a Business Combination (up to $6,600,000, or up to $7,590,000 if the underwriters’ over-allotment option is exercised in full) (such amount, the “Trust Account Portion”).

(c) The Trust Account Portion shall be determined by multiplying (i) a fraction, the numerator of which is the number of Class A ordinary shares of the Company sold in the IPO (the “Public Shares”) outstanding immediately prior to the consummation of the initial Business Combination, net of any Public Shares that have been submitted for redemption by public shareholders who have properly exercised their redemption rights and net of any Public Shares held by public shareholders that have entered into forward purchase agreements or other arrangements whereby the Company has a contractual obligation to repurchase such shares after closing of the initial Business Combination, and the denominator of which is the number of Public Shares outstanding at the closing of the IPO by (ii) 3.0%.

(d) The Fee shall be payable in cash and is due and payable to the Advisor by wire transfer at the closing of the Business Combination (“Closing”) from the Trust Account. If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisor hereunder.

2. Expenses.

At the Closing, the Company shall reimburse the Advisor for all reasonable out-of-pocket costs and expenses incurred by the Advisor (including the fees and disbursements of its counsel) in connection with the performance of its services hereunder; provided, however, all expenses in excess of $[5,000] in the aggregate shall be subject to the Company’s prior written approval, which approval will not be unreasonably withheld. Reimbursable expenses shall be due and payable to the Advisor by wire transfer at the Closing from the Trust Account.

3. Company Cooperation.

The Company will cooperate with the Advisor including, but not limited to, providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisor; and, using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisor’s engagement hereunder. Additionally, the Company hereby acknowledges and confirms its obligations under Sections 3.32 through 3.36 of the Underwriting Agreement executed by the Company and the Advisor on the date hereof.

4. Representations; Warranties and Covenants.

The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

5. Indemnity.

The Company shall indemnify the Advisor and its affiliates and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account established in connection with the IPO (“Trust Account”) with respect to this Agreement (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6. Use of Name and Reports.

Without the Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to, in any filings with the Securities and Exchange Commission, any advice rendered by the Advisor to the Company or any communication from the Advisor, in each case, in connection with performance of the Advisor’s services hereunder; provided that, if any such quote or reference is required by applicable federal or state law, regulation or securities exchange rule, then (i) the Company shall provide Advisor with a draft of such disclosure prior to the filing being made; (ii) Advisor shall be given the opportunity to comment on same; and (iii) Advisor’s consent to such disclosure shall not be unreasonably withheld.

7. Status as Independent Contractor.

Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8. Potential Conflicts.

The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to applicable law, in the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business to the extent permitted by applicable law.

9. Scope of the Advisor’s Services.

The Company acknowledges that Advisor:

(i) will not be opining or passing upon (A) the fairness to the Company or its shareholders of any Business Combination, or (B) the relative merits of a Business Combination with a particular Target as compared to any alternative transaction;

(ii) will rely upon and assume, without independently verifying, the accuracy and completeness of all of the financial and other information that is supplied or otherwise made available to it and will further rely upon the assurances of the Company’s and Target’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading;

(iii) is not a legal, tax, accounting, environmental or regulatory advisor and will not express any views as to any legal, tax, accounting, environmental or regulatory matters relating to a Business Combination and will assume that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental and regulatory experts;

(iv) will assume that any projections or financial forecasts provided to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Target with respect to future financial performance; and

(v) is not required to physically inspect any of Target’s properties or facilities and is not required to make or obtain any evaluations or appraisals of the Target’s assets or liabilities.

10. Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

11. Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, private courier or overnight delivery service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

12. Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

13. Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

14. Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

Any dispute, controversy or claim directly or indirectly relating to or arising out of this Agreement shall be submitted to binding and non-appealable arbitration before the Financial Industry Regulatory Authority (“FINRA”), pursuant to FINRA rules, as applicable to be held in the City of New York, New York. The award in the arbitration shall be final and binding and judgment thereon may be entered in any court having jurisdiction. The costs and expenses (including reasonable attorney’s fees) of the prevailing party shall be borne and paid by the party that the arbitrator, or arbitrators, determine is the non-prevailing party. The Company agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of New York in connection with any action brought to enforce an award in arbitration. In advance of a party submitting to arbitration, the parties will meet and confer in good faith in order to attempt to resolve any dispute. The Advisor and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to the Advisor’s engagement under this Agreement or its role in connection herewith.

THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT, THE PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT OR ANY BUSINESS COMBINATION .

15. Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature page follows]

If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

BTIG, LLC

By:	/s/ Paul Wood
Name:	Paul Wood
Managing Director

AGREED AND ACCEPTED BY:

SOREN ACQUISITION CORP.

By:	/s/ Arghavan Di Rezze
Name:	Arghavan Di Rezze
Chief Executive Officer

[Signature Page to BCMA]

ANNEX I

The following terms and conditions shall be incorporated by reference into the Agreement dated January 6, 2026, by and between BTIG, LLC (“BTIG”) and Soren Acquisition Corp. (collectively with its subsidiaries and affiliates, the “Company”) to which this Annex I is attached. Capitalized terms used below without definition shall have the meanings ascribed to them in the Agreement to which this Annex I is attached and any references herein to the “Agreement” shall mean the Agreement and the terms and conditions in this Annex I.

(a)	The Company hereby agrees (i) to indemnify and hold harmless BTIG and its affiliates, and their respective directors, officers, members, partners, employees, agents and controlling persons and their affiliates (BTIG and each such entity or person being an “Indemnified Person”), from and against any and all losses, claims, demands, damages or liabilities of any kind, joint or several (collectively, “Liabilities”), to which such Indemnified Person may become subject under any applicable law, or otherwise, and related to, arising out of activities performed or services furnished pursuant to the Agreement, or in connection with, the IPO, any Business Combination or the Transactions contemplated by any such Business Combination (collectively, “Company Transactions”), or BTIG’s role in connection therewith, or the engagement of BTIG pursuant thereto, and (ii) to reimburse each Indemnified Person for all expenses (including counsel fees and expenses) incurred by such Indemnified Person in connection with the investigation of, preparation for or defense of any investigation, administrative, judicial or regulatory action or proceeding in any jurisdiction related to or arising out of such activities, services, the Company Transactions or BTIG’s role in connection with any Company Transaction, whether or not in connection with pending or threatened litigation to which any Indemnified Person is a party, in each case as such expenses are incurred or paid. The Company shall not, however, be responsible for any such Liabilities or expenses to the extent that they are finally judicially determined by a court of competent jurisdiction to have resulted from BTIG’s fraud, gross negligence or willful misconduct in performing the services set forth in the Agreement. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its security holders or creditors related to, arising out of, or in connection with, any Company Transaction and the engagement of BTIG pursuant to, or the performance by BTIG of, the services contemplated by, the Agreement, except to the extent that any Liabilities or expenses incurred by the Company are finally judicially determined by a court of competent jurisdiction to have resulted from BTIG’s fraud, gross negligence or willful misconduct in performing the services that are the subject of this Agreement. In no event shall the Company or any Indemnified Person be responsible for any special, indirect or consequential damages incurred by the other; provided, however, that nothing in this sentence shall be deemed to relieve the Company of any obligation it may otherwise have hereunder to indemnify an Indemnified Person for any such damages asserted by an unaffiliated third party.

(b)	In case any Indemnified Person shall receive written notice of the commencement of any proceeding with respect to which such Indemnified Person intends to exercise rights under this Annex A, such Indemnified Person shall promptly notify the Company in writing. The failure of an Indemnified Person to provide such prompt notice shall not reduce such Indemnified Person’s right to indemnification or other rights hereunder to the extent that such failure does not materially prejudice the ability to defend such proceeding. The Company shall have the right to assume the defense of any such action, including the employment of counsel reasonably satisfactory to BTIG, and shall not settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liabilities arising out of such claim, action or proceeding, or unless the Company receives BTIG’s prior written consent in each instance. Any Indemnified Person shall be entitled to retain separate counsel of its choice and participate in the defense of any action in connection with any of the matters to which this Annex I relates, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel or has elected not to assume the defense or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible under this Annex I for the fees and expenses of more than one firm of separate counsel (in addition to local counsel) in connection with any such action in the same jurisdiction.

Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company shall notify BTIG in writing thereof (if not previously so notified) and, if requested by BTIG, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this Annex A, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to BTIG.

(c)	If the foregoing indemnification of an Indemnified Person provided for in this Annex A is for any reason unavailable or insufficient to hold an Indemnified Person harmless in respect of any Liabilities (and related expenses) referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (and related expenses), (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and BTIG, on the other hand, of the Company Transaction (whether or not the Company Transaction is consummated), or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and BTIG, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and BTIG of any Company Transaction (whether or not the Company Transaction is consummated) shall be deemed to be, in the case of a Company Transaction, in the same proportion as (x) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or its security holders as a result of or in connection with the Company Transaction (whether or not the Company Transaction is consummated), bears to (y) the fees paid or to be paid to BTIG under the Agreement and, in the case of any other transaction, in the same proportion that the total gross proceeds to the Company from such transaction bears to the fees paid or to be paid to BTIG under the Agreement or any agreements governing such transaction; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate fees actually paid to BTIG under the Agreement or such other agreements.

(d)	If BTIG or any other Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or an investor in the Company Transaction in which such party is not named as a defendant, the Company will reimburse BTIG for all expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or the Agreement or the completion of BTIG’s services thereunder.

BTIG, LLC

By:	/s/ Paul Wood
Paul Wood
Managing Director

Accepted and agreed to as of the date first written above:

Soren Acquisition Corp.

By:	/s/ Arghavan Di Rezze
Arghavan Di Rezze
Chief Executive Officer